                                                            Exhibit 12
                            AMR CORPORATION
           Computation of Ratio of Earnings to Fixed Charges
                             (in millions)

                                                Three Months Ended March 31,
                                                   2003             2002
Earnings (loss):
 Loss before income taxes and cumulative
  effect of accounting change                    $(1,043)         $  (863)

 Add: Total fixed charges (per below)                438              440

 Less:  Interest capitalized                          19               22
Total earnings (loss) before income taxes and
 cumulative effect of accounting change          $  (624)         $  (445)

Fixed charges:
 Interest                                        $   183          $   160

 Portion of rental expense representative of
  the interest factor                                244              272


 Amortization of debt expense                         11                8
    Total fixed charges                          $   438          $   440

Coverage deficiency                              $ 1,062          $   885















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